Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Laureate Education, Inc. of our report dated September 23, 2015 relating to the combined financial statements of FMU Group, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhousCoopers

PricewaterhouseCoopers

Auditores Independentes

São Paulo, Brazil

December 23, 2015